Exhibit 99.1

CONTACTS:

Metro One Telecommunications, Inc.

Duane Fromhart, Chief Financial Officer

(503) 643-9500

Financial Dynamics

Jason Golz (Investors)

(415) 439-4532

FOR IMMEDIATE RELEASE

METRO ONE REPORTS FIRST QUARTER 2006 FINANCIAL RESULTS

PORTLAND, Oregon – May 15, 2006 – Metro One Telecommunications, Inc. (Nasdaq: INFO) today reported financial results for the first quarter ended March 31, 2006.

Revenue for the first quarter of 2006 was $15.2 million, compared to $18.4 million in the first quarter of 2005. First quarter 2006 revenue included one-time payments of $5.75 million from Nextel in accordance with the “Settlement Agreement and Disentanglement Transition Plan” between the parties. Net loss for the first quarter was $5.7 million, or a loss of $0.23 per share, compared to a net loss of $13.3 million, or a loss of $0.53 per share, in the same quarter last year. The first quarter 2006 net loss included restructuring charges of $5.0 million.

The decline in the Company’s revenue primarily reflects reduced call volume due to the Nextel transition. The Company, however, continues to reduce its cost of service provisions, as well as reduce expenses associated with consolidating call centers and reducing its work force. As a result, first quarter net loss declined significantly compared to the same period in 2005.

“Our entire team is refocused on rebuilding a strong business,” said Jim Usdan, Metro One’s president and chief executive officer. “The foundation of our strategy is based upon Metro One’s two core competencies of business-to-business directory assistance services, where we believe that we have two important competitive advantages. First, we have the ability to provide high-quality voice-based directory assistance and information services to telecommunications services providers. Second, we have highly sophisticated proprietary data preparation and query processing systems that we use to offer a variety of Telco data-based products and services. By leveraging our unique combination of proprietary technology, call center management experience and data offerings, we believe that we are in a good position to capitalize on many opportunities.”

“Maintaining a strong balance sheet through our rebuilding efforts is important, and managing our cash is the most vital aspect. Our immediate focus is to invest our resources intelligently, beginning with building a qualified sales force and working to drive down the cost of delivery of our services while maintaining the high quality for which we are known. Our short term goal is to be on a clear path to profitability while growing our business, whereas our long-term goal is to resume consistent profitable growth,” concluded Usdan.

Teleconference

Metro One will host a webcast conference call today to further discuss these results at 2:00 p.m. Pacific to provide a business update and a review of the first quarter 2006 financial results. To access the webcast, visit Metro One’s website at www.metro1.com.  An archived webcast replay of the call will also be available at that website for approximately 30 days.

About Metro One Telecommunications:

Metro One Telecommunications, Inc. is a developer and provider of Enhanced Directory Assistance and other enhanced telecom services. The Company operates call centers in the United States. Metro One handled approximately 231 million requests for information in 2005. For more information, visit the Metro One Telecommunications website at www.metro1.com.

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. The forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements, including, but not limited to, factors detailed in the Company’s Securities and Exchange Commission filings. The forward-looking statements should be considered in light of these risks and uncertainties.

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(Tables follow)

METRO ONE TELECOMMUNICATIONS, INC.

Statements of Operations

(Dollars in thousands, except per share data)

	Three Months Ended
	03/31/2006	03/31/2005

Revenues	$15,229	$18,379

Costs and expenses:
Direct operating	7,765	17,220
Selling, general and administrative	8,342	14,829
Restructuring charges	5,016	—
	21,123	32,049

Loss from operations	(5,894)	(13,670)

Other income	187	295

Loss before income taxes	(5,707)	(13,375)
Income tax expense	—	(31)

Net loss	$(5,707)	$(13,344)

Loss per common share:
Basic	$(0.23)	$(0.53)
Diluted	$(0.23)	$(0.53)

Shares used in per share calculation:
Basic	24,937	24,984
Diluted	24,937	24,984

METRO ONE TELECOMMUNICATIONS, INC.

Balance Sheets

(Dollars in thousands)

	03/31/2006	12/31/2005

Cash and cash equivalents	$19,065	$17,769
Restricted cash	6,860	6,860
Accounts receivable	5,348	11,982
Prepaid costs and other current assets	1,499	1,759

Total current assets	32,772	38,370

Furniture, fixtures and equipment, net	6,650	7,963
Intangible assets	5,194	5,382
Other assets	130	302

Total assets	$44,746	$52,017

Accounts payable	$476	$534
Accrued liabilities	4,142	2,637
Accrued payroll and related costs	5,703	8,553

Total current liabilities	10,321	11,724

Other long-term liabilities	465	626

Total liabilities	10,786	12,350

Common stock	119,937	119,937
Accumulated deficit	(85,977)	(80,270)

Total shareholders’ equity	33,960	39,667

Total liabilities and shareholders’ equity	$44,746	$52,017